EXHIBIT 99.1

Apolipoprotein E Mimetic Peptide AEM-28 Granted Orphan Drug Designation for the Treatment of Homozygous Familial Hypercholesterolemia

TEMPE, Ariz., Dec. 6, 2012 (GLOBE NEWSWIRE) -- Capstone Therapeutics (OTCQB:CAPS); (the "Company"), today announced that LipimetiX Development, LLC ("LipimetiX") has received notice from the US Food and Drug Administration that AEM-28, an Apo E mimetic peptide drug candidate, has been granted Orphan Drug designation for the treatment of Homozygous Familial Hypercholesterolemia (HoFH).

On August 3, 2012, Capstone and LipimetiX entered into a joint venture agreement to develop a family of Apo E mimetic peptides (including AEM-28) licensed from The UAB Research Foundation for indications related to lowering blood cholesterol levels.

Joint Venture Development

The LipimetiX Development joint venture ("JV") intends to implement an initial development plan to file an IND and pursue FDA approval under Orphan Drug designation of AEM-28 as treatment for Homozygous Familial Hypercholesterolemia (HoFH), a genetic condition associated with extremely abnormal regulation of lipid levels in blood. Including the related market in Severe Refractory Hypercholesterolemia, the potential annual revenue for a safe, efficacious drug serving these two indications could be $1 billion. The initial funded development plan will extend through Phase 1a and 1b/2a clinical trials over an expected twenty-seven month period with a biomarker endpoint test targeting reduction of LDL. The JV may also fund research or studies to investigate Apo E mimetic peptides, including AEM-28 and analogs, for treatment of acute coronary syndrome.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions. The Company is focused on development and commercialization of two product platforms: AZX100 and ApoE Mimetic Peptide Molecule AEM-28 and its analogs (through LipimetiX).

AZX100

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis. AZX100 has been evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring and treatment of pulmonary fibrosis and epidural fibrosis from spine surgery.

AEM-28

Apolipoprotein E (Apo E) is a 299 amino acid protein that plays an important role in lipoprotein metabolism. AEM-28 is a 28 amino acid mimetic of Apo E that contains a domain that anchors into a lipoprotein surface while also providing the Apo E binding domain that is removed by heparin sulfate receptors in the liver. AEM-28 as an Apo E mimetic has the potential to restore the ability of atherogenic lipoproteins to be cleared from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk. This is an important mechanism of action for AEM-28. For patients that lack LDL receptors (Homozygous Familial Hypercholesterolemia or HoFH), have Severe Refractory Hypercholesterolemia, or have acute coronary syndrome, AEM-28 may provide a therapeutic solution.

Capstone's corporate headquarters are in Tempe, Arizona. For more information, please visit the Company's website: www.capstonethx.com.

The Capstone Therapeutics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5429

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2011, and other documents we file with the U.S. Securities and Exchange Commission

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

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